EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors _____

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

May 9, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Anvex International, Inc.

Quito, Ecuador

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 2, Registration Statement under the Securities Act of 1933, filed by Anvex International, Inc. of our report dated April 25, 2011, relating to the financial statements of Anvex International, Inc. as of and for the period ending February 28, 2011, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan